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                                    AGREEMENT


AN AGREEMENT dated as of the 1 ST day of June 1996, by and between PYRALE COMMERCIAL S.A., Salsuba Bldg., 53 East Street, Panama City, Panama, hereinafter called "the LICENSER"), and SONIDO INC., D/B/A FANIA RECORDS, 112 West 31 Street, New York, N.Y., 10001, U.S.A., (hereinafter called "the LICENSEE").

     WHEREAS:

     The Licenser is engaged in the production of Masters and licensing of gramophone records.

     The Licensee is in a position directly or indirectly to provide manufacturing and marketing facilities for gramophone records in the Licensed Territory referred to below.

     NOW THIS AGREEMENT WITNESSED THAT:

     1) The Licenser hereby grants to the Licensee a license to use the master records owned and controlled by Licenser and released on the PYRALE label only for the Licensed Territory during the term of the agreement for the purpose of manufacturing and selling gramophone records therefrom in the World except Panama (herein called "the Licensed Territory") upon the terms and conditions of this agreement.

     2) The rights granted by the Licenser are the following:

     a) the exclusive right to manufacture, sell and advertise in the Licensed Territory, gramophone records containing performances embodied in the master recordings made available by the Licenser to the Licensee as above provided.

     However, it is expressly understood and agreed of the parties hereto that the Licenser reserves for itself the sole and exclusive right to manufacture, sell and distribute phonograph records from the recordings in the Licensed Territory through any record clubs, and the Licensee acknowledges and agrees that it does not hereby acquire the right to manufacture and sell phonograph records form the recordings for sale or other distribution through any record clubs.


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     it is further understood that the rights herein granted to the Licensee are limited to the use and exploitation of the master recordings in the form of phonograph records, compact disc and prerecorded audio tape.

     b) Records released thereunder shall have the same coupling as used by Licenser and shall not be released as a budget or low-price record without the WRITTEN CONSENT of the Licenser.

     c) The right to use in the Licensed Territory the name, likeness and biography of each artist whose performance is embodied in the said master recordings in connection with the advertising, publishing or sale of gramophone records manufactured therefrom; provided, however, that the Licensee shall abide by any restrictions imposed upon the Licenser with respect thereto.

     d) The right to perform publicly or to permit the public performance (including performance by means of broadcast, wired diffusion or otherwise) of records manufactured from the said master recordings, if under the laws of the Licensed Territory, such performance needs the permissions of the performing artist(s) and/or releasing record company.

     3) The licenser represents and warrants that it has the exclusive rights to use the said master recordings for the purpose of manufacturing and selling phonograph records and agrees not to grant to other person, firm or corporation the right to manufacture and sell gramophone records, derived from these master recordings in the Licensed Territory during the term hereon, except as otherwise provided in Paragraph 2 of this agreement

     4) a) ROYALTIES. In consideration of this Agreement and the rights licensed thereunder, Licensee shall pay to Licenser the following sums:

     A royalty equal to Fourteen (14%) percent of the suggested retail or list price in the Licensed Territory for One Hundred (100%) of all records and prerecorded tapes manufactured and sold by Licensee pursuant to this agreement.

     The Licensee shall notify the Licenser of the suggested retail or list price of the records and prerecorded tapes in the Licensed Territory within thirty (30) days from the date hereof and will notify the Licenser of any change thereof within fourteen (14) days of any such change.

     b) Licensee shall pay to the Licenser all moneys, if any, becoming due to the Music Performance Trust Fund, the Phonograph Record Manufacturers Special Payments Fund and all other funds based on sales which established by collective bargaining agreement.

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     b) As an additional royalty thereunder the Licensee agrees to pay to the
Licenser Fifty (50%) percent of all performances and broadcasting fees if any received in respect of all records leased and sold thereunder; provided, however, that whenever such fees are not computed and paid in direct relation to the public performances and broadcasts of such records, they shall be computed for the purposes of this agreement by determining in relation to the accounting period in question the proportion of any such fee paid to the Licensee as the number of records produced thereunder and sold in that Licensed Territory bears to the total number of records sold in the Licensed Territory by the Licensee.

     5) Payments by the Licensee to the Licenser of royalties due pursuant to Paragraphs 4 (a) shall be made quarter annually in Panama City, Panama and in US dollars within forty-five (45) days following the end of March, June, September and December of each year, and such payment shall be accompanied by a statement setting forth in reasonable detail the computation of the amount thereof, which statement shall show for each country of the Licensed Territory at least the following:

     a) the quantity of records manufactured from each master recording throughout the applicable accounting period;

     b) the retail or list sales price of each such record or prerecorded tape;

     c) the quantity of records and prerecorded tapes sold from each master recording;

     d) the royalty rate (in U.S. Dollars) paid on each such record;

     e) the total royalties earned by each record and prerecorded tape;

     f) the total royalties earned by reason of sales of all records and prerecorded tapes thereunder during the applicable accounting period.

     6) The royalties to be paid by the Licensee to the Licenser pursuant to Paragraph 4 (a) hereof are intended to include provision for all recording artists royalties which shall be entirely payable by the Licenser.

     7) With respect to the records manufactured or sold thereunder from master recordings which embody copyrighted musical or other material the Licensee agrees to pay or cause to be paid directly to the proprietors of the copyrights or their duly authorized agents all royalties which may be or become due (other than recording artists royalties) and to hold the Licenser free and harmless therefrom.


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     8) The Licensee undertakes to promote and exploit master recordings throughout the Licensed Territory by all means at its disposal including, but not limited to, the shipping of samples to all major disc jockeys, librarians, radio and television stations, trade magazines, record reviewers and to advertise same soon after the initial release date in all its promotional material and leading trade and consumer magazines.

     9) It is explicitly understood and agreed that Licensee does not have the right to use or authorize or permit others to use any recording, music or other recorded material, or performance, in whole or in part, incorporated in records licensed thereunder (hereinafter individually and collectively referred to as "Excerpts") on any recording or for any purpose other than inclusion of such Excerpts in their respective entireties and original contexts solely in and as part of complete records licensed to and distributed by Licensee thereunder. Any and all so called "sampling" by Licensee or by third parties acting with the permission or acquiescence of Licensee is expressly. All rights not explicitly granted to Licensee, including without limitation the right to licensee so called "sampling" and other uses of Excerpts outside the context of their embodiment in whole in and as part of complete records licensed to and distributed by Licensee thereunder, are expressly reserved by Licenser, which may grant or withhold licenses of any kind, to Licensee or third parties, at Licenser's sole discretion and Licenser shall retain all results and proceeds of any such license (s) for Licenser's sole account and benefit.

     10) The Licenser agrees to deliver master recordings thereunder by supplying to the Licensee at the Licensers cost price plus actual expenses incurred for packing and shipping, one or more DAT or CD of each master recording subject to the provisions hereof. Such DAT or CD shall be delivered to the Licensee as promptly as possible, following the submission of written orders to the Licenser from the Licensee. The Licenser will provide the correct title of the recorded works, the names of the author, composer and publisher thereof together with any additional copyright information known to the Licenser; the names of the recording artist as the Licenser displays or intends to display them on the labels of the records marketed by the Licenser.

     11) The Licenser agrees to supply to the Licensee, at cost price, samples of release sheets, biographies, photographs of artists, and the like, which shall be delivered to the Licensee from time to time as prepared by the Licenser. The Licensee shall have the right, insofar as the Licenser possesses the rights, to use any part or all such material, in its original form or with suitable modifications, on or in connection with records produced thereunder.

     The Licenser agrees upon request to supply to the Licensee any such material in quantity, or plates for reproducing the same, at the Licensers cost price plus any actual expenses for packing and shipping. The Licensee shall have the

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right, at its option, to reproduce any or all such material for use as aforesaid, providing the Licenser itself has obtained the right to grant such rights to the Licensee and the Licensee shall have made any payments necessary in such connection.

     12) Licensee agrees to supply to the Licenser at Licensees cost, one (1) sample of the finished pressing on the Licensees label promptly after the date of release.

     13) The Licenser shall have the right to inspect the books and records of the Licensee, its subsidiaries, affiliates, and Licensees assigns wherever same may be, insofar as the said books and records pertain to any moneys payable to the Licenser, or insofar as any said books or records pertain to the exercise by the Licensee of any rights granted to the Licensee thereunder. Such inspection shall be made at the Licensers expense, provided however, that if any major discrepancy or error is found in said books, the expense shall be borne by the Licensee.

     14) The Licensee shall refrain from "Dumping" any records acquired by the Licensee from the Licenser or manufactured by the Licensee from the master recordings subject to the terms of this agreement. Dumping is hereby defined as selling excess stocks of records at a price below fifty (50%) percent of the standard retail list prices in the Licensed Territory for such records.

     15) The Licensee agrees to use its best efforts, through the local representatives, to aid the artists, featured on "the Master Recordings" who may have personal professional engagements to perform in any of the countries to which the rights of the Licensee thereunder extend. The Licensee further agrees to do the necessary promotion and publicity in "the Licensed Territory" for the sale of all records, manufactured from "The Master Recordings".

     16) Licenser agrees to record at least six (6) new Masters in each year of the contract, which masters shall be acceptable to Licensee.

     17) In the event that the Licensee shall fail to perform any of the obligations required of it thereunder and such failure is not cured within ten
(10) days after written notice hereof to Licensee or in the event that Licensee shall go into compulsory liquidation or bankruptcy or make any assignment for the benefit of creditors or make any compositions with creditors of any insolvency or composition proceeding shall be commenced by or against the Licensee, then and in any such events the Licenser may cancel or terminate this agreement without prejudice to any rights or claims it may have and all rights thereunder shall forthwith revert to the Licenser.

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     18) The term of this agreement shall be for a period of Three (3) years from the date hereof. Upon the termination of this agreement the Licensee shall have an additional Two (2) years to manufacture and sell any and all masters released during the contract period. Thereafter the licensee agrees to deliver to the Licenser within thirty (30) days all tapes and master recordings without cost to the Licenser and the Licensee agrees to discontinue the further manufacture of records from the master recording. The Licensee shall have the right for a period of three (3) months only, to sell in normal course of business only, all stocks of records manufactured thereunder and shall continue to account to the Licenser for the royalties and fees and send statements and payments for this to the Licenser as provided in this agreement. If Licenser has terminated this agreement pursuant to Paragraph 17 Licensee shall either destroy such stocks or deliver same to Licenser without charge.

     19) Licensee guarantees that the royalties paid by Licensee to Licenser pursuant to Paragraph 4 during the Three (3) years contract hereof shall be at least Nine Hundred Thousand ($900,000.00) Dollars, U.S. In order to effectuate said guarantee, Licensee shall pay to Licenser in U.S. dollars the following nonreturnable advance payments in respect of such royalties payable during each such contract year which payments shall be exclusive of local taxes and shall be paid as follows:

$100,000.00 U.S. DOLLARS ON THE EXECUTION OF THIS AGREEMENT;

$100,000.00 U.S. DOLLARS ON THE 1 ST Day of September 1996,

$100,000.00 U.S. DOLLARS ON THE 1 ST Day of December 1996,

$100,000.00 U.S. DOLLARS ON THE 1 ST day of June 1997,

$100,000.00 U.S. DOLLARS ON THE 1 ST Day of September 1997,

$100,000.00 U.S. DOLLARS ON THE 1 ST Day of December 1997,

$100,000.00 U.S. DOLLARS ON THE 1 ST day of June 1998,

$100,000.00 U.S. DOLLARS ON THE 1 ST Day of September 1998,

$100,000.00 U.S. DOLLARS ON THE 1 ST Day of December 1998,

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     20) Provided that Licenser has not terminated this agreement pursuant to
Paragraph 17, this agreement sets forth the entire agreement between the parties hereto with respect to the subject matter thereof and shall benefit and be binding upon the parties hereto and their respective legal representatives, successors and assigns. No modifications, amendment or waiver of this agreement or any provision(s) thereof shall be effective unless confirmed by a written instrument signed by both parties.

     21) The Licensee undertakes to give the Licenser prominent credit on each label printed and record jacket reading: UNDER LICENSE WITH PYRALE.

     22) This agreement shall be construed and interpreted in accordance with the laws of the PANAMA. Licenser will not, so long as this agreement remains in effect, grant to any other person, firm or corporation in the Licensed Territory, rights to exercise of which would derogate from or be inconsistent with the rights granted to Licensee thereunder.

     23) This agreement shall benefit and be binding upon the parties hereto and their respective successors and assigns.

     24) This agreement may not be modified, except in writing signed by both parties. This agreement shall be subject to the laws of Panama applicable to agreements made and to be wholly performed therein. Illegality of any portions hereof shall not affect the legality or enforceability of the balance of this agreement.

     IN WITNESS WHEREOF, the parties hereto have hereunto set their and seals the day and year here in above first written.


/s/ ILLEGIBLE                                  /s/ ILLEGIBLE
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     LICENSER                                     LICENSEE





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